Exhibit 99.3


                     Press Release Announcing Appointment of
                Terry D. Hildestad as President, CEO and Director

            MDU Resources Names Hildestad President, CEO and Director

BISMARCK, N.D. - Aug. 17, 2006 -- MDU Resources Group, Inc. (NYSE:MDU) announced today the appointment of Terry D. Hildestad, 57, to the position of president and chief executive officer for the corporation and named him to the MDU Resources Board of Directors. Hildestad has been serving as president and chief operating officer for the corporation since May 1, 2005. Hildestad replaces Martin A. White, who retired today from his position of chairman and chief executive officer. Harry J. Pearce, lead director, was elected chairman of the board.

"Terry will do an outstanding job as chief executive of MDU Resources," said White. "We have been working closely together for the past year, and I have every confidence in his ability to lead this corporation to even greater success. He has deep knowledge of our operating companies, and he is committed to creating superior shareholder value by focusing on selective acquisitions and measured organic growth. He is dedicated to excellent customer service, to administrative efficiency and to making our corporation a safe and great place to work."

Pearce said, "The board conducted an extensive selection process, and we were impressed with Terry's experience and his ability to lead an organization through a time of tremendous earnings and operational growth. When he served as president and CEO of Knife River Corporation, it assimilated more than 50 companies and had more than $1.3 billion in revenues with consistent growth in profits. He has served as a studious and thoughtful mentee for the past year under Martin's mentorship and did a wonderful job as president and COO. We look forward to working with him as we enter the next generation of growth for MDU Resources."

Hildestad began his career with the company in 1974 at Knife River, the construction materials and mining subsidiary of MDU Resources, where he served in several operating positions before becoming its president in 1991. A North Dakota native, Hildestad holds a bachelor's degree from Dickinson (N.D.) State University and has completed the Advanced Management Program at Harvard School of Business. He serves on the Western North Dakota US Bank Advisory Board and on the Dickinson State University Foundation Board. Hildestad and his wife, Katharine, have three children and two grandchildren.




                                       12